                                                                       Exhibit 4

                            STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 24, 2003, between Sewall Associates Family, L.P., a Delaware limited partnership ("Sewall"), and PMM GK Investment LLC, a Delaware limited liability company ("PMM" and together with Sewall, the "Sellers"), and Quetico, L.L.C., an Illinois Limited Liability Company (the "Purchaser").

      Recitals

      A. Sewall owns 1,400,163 shares of Class A Common Stock, par value $0.01 per share ("Class A Shares"), and 599,837 shares of Class B Common Stock, par value $0.01 per share, which shares are convertible on a one-to-one basis into Class A Shares ("Class B Shares") of GenTek Inc., a Delaware corporation ("Company") operating pursuant to Sections 1107 and 1108 of Title 11 and applicable portions of Titles 18 and 28 of the United States Code.

      B. PMM owns 2,061,046 Class A Shares and 791,686 Class B Shares of the Company.

      C. Sewall wishes to sell the 1,400,163 Class A Shares and convert and sell to Purchaser the 599,837 Class B Shares (said 2,000,000 shares, the "Sewall Shares") and PMM wishes to sell the 2,061,046 Class A shares and convert and sell to Purchaser the 791,686 Class B shares (said 2,852,732 shares, the "PMM Shares," and collectively, with the Sewall Shares, the "Shares").

      D. The Sellers wish to sell the Shares to the Purchaser and the Purchaser is willing to purchase the Shares.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Sale and Purchase.

      1.1 Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2), (i) Sewall will sell, and the Purchaser will purchase, the Sewall Shares for an aggregate purchase price of $20,000 (the "Sewall Purchase Price"), and (ii) PMM will sell, and the Purchaser will purchase, the PMM Shares for an aggregate purchase price of $28,527.32 (the "PMM Purchase Price"), in each case payable as set forth below in Section 1.2.

      1.2 Closing. The closing of the sale and purchase of the Shares (the "Closing") will take place at the offices of Latona Associates Inc., a Delaware corporation, One Liberty Lane, Hampton, New Hampshire 03842 at 10:00 A.M., local time, on June 24, 2003, subject to the prior satisfaction or waiver of the conditions set forth in Section 4, or at such other date and time as the parties shall have agreed to in writing. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing:

            (a) Sewall and PMM will deliver to the Purchaser stock certificates representing the Sewall Shares and the PMM Shares, respectively, endorsed or accompanied by stock powers in favor of the Purchaser, and accompanied by all requisite stock transfer stamps, and assignment in form reasonably satisfactory to Purchaser, of the Personal Rights; and

            (b) the Purchaser will deliver the Sewall Purchase Price and the PMM Purchase Price to Sewall and PMM respectively by wire transfers of immediately available funds to such bank accounts as may be designated by Sewall and PMM no later than one day prior to the Closing Date.

      2. Representations and Warranties of the Seller. Each of the Sellers severally represents and warrants to the Purchaser in respect of itself only and without making any representation or warranty about the other Seller as follows:

      2.1 Corporate Status and Authority. Sewall is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the Sewall Shares and to execute and deliver this Agreement and perform its obligations hereunder. The person executing and delivering this Agreement on behalf of Sewall is a duly appointed and acting general partner of Sewall, with full power and authority to execute and deliver this Agreement on behalf of Sewall. PMM is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the PMM Shares and to execute and deliver this Agreement and perform its obligations hereunder. The person executing and delivering this Agreement on behalf of PMM is the duly appointed and acting manager of PMM, with full power and authority to execute and deliver this Agreement on behalf of PMM. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms.

      2.2 No Conflicts; Consents and Approvals, etc. (a) The execution and delivery of this Agreement by each Seller, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in (i) any conflict with the organizational documents of such Seller,
(ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which such Seller is a party or by which any of its properties or assets is bound, or (iii) the creation or imposition of any liens, security interests, adverse claims, charges or encumbrances ("Liens") other than Liens created by or resulting from the actions of the Purchaser or any of its affiliates.

      (b) No consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of either Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

      2.3 The Shares. The Sewall Shares and the PMM Shares are owned, beneficially and of record, by Sewall and PMM respectively, free and clear of all Liens. The Sewall Shares and the PMM Shares have been duly authorized and validly issued and are fully paid and non-assessable. Sewall has the sole right to vote or to dispose of the Sewall Shares and none of the Sewall Shares is subject to any agreement, arrangement or restriction with respect to the voting or disposition of the Sewall Shares, except as contemplated by this Agreement or by law. Except for this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating Sewall to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or transfer any of the Sewall Shares, and (ii) no person has any contractual right or obligation to purchase or otherwise acquire any of the Sewall Shares. PMM has the sole right to vote or to dispose of the PMM Shares and none of the PMM Shares is subject to any agreement, arrangement or restriction with respect to the voting or disposition of the PMM Shares, except as contemplated by this Agreement or by law. Except for this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating PMM to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or transfer any of the PMM Shares, and (ii) no person has any contractual right or obligation to purchase or otherwise acquire any of the PMM Shares.

      2.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Sellers, threatened, which question the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith.

      2.5 Shareholder Liability. To the best of Sellers' knowledge there are no facts or circumstances that exist on the date hereof with respect to the Shares or Sellers' respective ownership of the Shares that could be expected to give rise to a claim or claims against Purchaser as a shareholder of the Company from and after the Closing.

      3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each Seller as follows:

      3.1 Corporate Status and Authority. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Illinois and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Purchaser's managing member, which constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

      3.2 No Conflicts; Consents and Approvals, etc. (a) The execution and delivery of this Agreement by the Purchaser, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby will not result in (i) any conflict with the operating agreement of the Purchaser, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien.

      3.3 No consent, approval or authorization of or filing with any third party or governmental authority is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

      3.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened, which question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.

      3.5 Investment Intention. The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"), and the Purchaser is acquiring the Shares solely for its account for investment and not with a view to or for sale in connection with any distribution thereof in any transaction or series of transactions that would be in violation of the securities laws of the United States or any state thereof.

      3.6 Securities Law Matters. The Purchaser has received advice from the Sellers with respect to the following matters that affect the liquidity of the shares: (a) the Shares will not be registered under the Securities Act or qualified under any state securities or "blue sky" laws, (b) it is not anticipated that there will be any public market for the Shares, and (c) the Shares must be held indefinitely and the holder of such Shares must continue to bear the economic risk of such investment in such interest unless such interest is subsequently registered under the Securities Act and such state laws or an exemption from registration is available.

      3.7 Ability to Bear Risk. The Purchaser's financial situations is such that it can afford to bear the economic risk of holding the Shares for an indefinite period and the Purchaser can afford to suffer the complete loss of its investment in the Shares.

      4. Conditions Precedent.

      4.1.1 General. The respective obligations set forth herein of the Sellers and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to there not being in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

      4.2 Conditions to Obligations of the Sellers. The obligations set forth herein of the Sellers to consummate the sale and purchase of the Shares at the Closing shall be subject to the representations and warranties in Section 2 being true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions as are not in the aggregate material.

      4.3 Conditions to Obligations of the Purchaser. The obligations set forth herein of the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the representations and warranties in Section 2 being true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions as are not in the aggregate material (other than with respect to those representations and warranties in Section 2.3, which shall be true and correct in all respects).

      5. General Provisions.

      5.1 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of the Sellers and the Purchaser, unless required by law, in which case the Sellers and the Purchaser shall have the right to review such press release or announcement prior to publication. Notwithstanding anything in the foregoing to the contrary, the parties acknowledge that they will be required to file schedules or reports pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the filing of such schedules and reports shall not be deemed prohibited by this Agreement.

      5.2 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

      5.3 Entire Agreement. This Agreement, including the schedules hereto (which are hereby incorporated by reference and made a part hereof) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

      5.4 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Section 2 and 3 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's affiliates, representatives or agents, except for the representations and warranties set forth in such sections. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. The Purchaser acknowledges that it is a sophisticated investor, that it has only a contractual relationship with the Seller, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Sellers.

      5.5 Termination. (a) This Agreement may be terminated: (i) at any time prior to the Closing Date by mutual consent of the Purchaser and the Sellers, or
(ii) by the Purchaser or the Sellers, if the Closing shall not have taken place on or before June 30, 2003 or such later date as the parties may have agreed to in writing. If this Agreement is terminated as provided in this Section 5.5, this Agreement shall become null and void and be of no further force or effect, except that nothing in this Section 5.5 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

      5.6 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

      5.7 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

      5.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

         if to Sewall:

                  c/o Latona Associates Inc.
                  One Liberty Lane
                  Hampton, New Hampshire 03842
                  Attention: Paul M. Montrone

         if to PMM:

                  c/o Latona Associates Inc.
                  One Liberty Lane
                  Hampton, New Hampshire 03842
                  Attention: Paul M. Montrone

         if to the Purchaser:

                  c/o Equity Group Investments, L.L.C.
                  Two North Riverside Plaza, Suite 600
                  Chicago, Illinois  60606
                  Attention:  Donald J. Liebentritt


or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

      5.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment, by operation of law or otherwise, by either party hereto shall require the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.

      5.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

      5.11 Counterparts. This Agreement may be executed in counterparts, both of which shall constitute one and the same instrument.

      5.12 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

      5.13 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of such state.

      5.14 Consent to Jurisdiction, etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      5.15 To the fullest extent permitted by law, each Seller severally and not jointly agrees to indemnify, defend and hold harmless the Purchaser and the Purchaser's directors, officers, employees, agents, advisors and affiliates (each, an "Indemnified Party") of, from and against any and all losses, claims, damages, liabilities, expenses (including, without limitation, reasonable attorneys' and expert witness fees and expenses), judgments, fines, settlements and other amounts incurred by or asserted against any Indemnified Party, in connection with or resulting from the breach of any representation, warranty or covenant hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          SEWALL ASSOCIATES FAMILY, L.P.,
                                          Acting by Paul M. Montrone, its
                                          General Partner


                                          By  /s/ Paul M. Montrone
                                              ----------------------------------
                                              Name:  Paul M.  Montrone


                                          PMM GK INVESTMENT LLC


                                          By  /s/ Paul M. Montrone
                                              ----------------------------------
                                              Name:  Paul M. Montrone
                                              Title: Manager


                                          QUETICO, L.L.C.
                                          An Illinois Limited Liability Company


                                          By: /s/ Donald J. Liebentritt
                                              ----------------------------------
                                              Name:  Donald J. Liebentritt
                                              Title: President